EARNEST MONEY CONTRACT

     THIS IS A CONTRACT whereby JOE B. HOLLINGSWORTH, TRUSTEE herein called Seller, agrees to sell to INDUSTRIAL DATA SYSTEMS, CORP., herein called Buyer, who agrees to purchase, upon terms and provisions hereof, the following described real property and improvements, in its present condition, situated in Harris County, Texas, to-wit:

        4.5995 acres of land, lying and being situated in the L.M. Prior Survey, Abstract 635, Harris County, Texas and being a part of Lots 17 and 18 of North Houston Gardens Subdivision, Section 3, according to plat thereof recorded in Volume 275, Page 263, Deed Records of Harris County, Texas and being more particularly described by metes and bounds as follows:

        Commencing at a point in the centerline of Windfern Road, formerly known as Reid Road, based on 80 feet in width, same being the southwest corner said Lot 17;

        Thence N 87 (degrees) 49 (minutes) 54 (seconds) E, 40.00 feet to a point in the east right of way line of said road;

        Thence N 02 (degrees) 10 (minutes) 06 (seconds) W, along said right of way line, 305.00 feet to a 3/4 (inch) iron pipe and the place of beginning of the tract herein described;

        Thence N 02 (degrees) 10 (minutes) 06 (seconds) W, continuing along the east right of way line of Windfern Road, 260.00 feet to a 1 (inch) iron pipe for corner;

        Thence N 87 (degrees) 49 (minutes) 54 (seconds) E, parallel to the south line of Lots 17 and 18, a distance of 770.60 feet to a 1 (inch) iron pipe in the east line of Lot 18 for corner;

        Thence S 02 (degrees) 10 (minutes) 06 (seconds) E, along the east line of Lot 18, a distance of 260.00 feet to a 5/8 (inch) iron rod for corner;

        Thence S 87 (degrees) 49 (minutes) 54 (seconds) W, parallel to the south line of Lots 17 and 18, a distance of 770.60 feet to the point or place of beginning and containing as aforesaid 4.5995 acres of land.

     The total sales price is $500,000.00 payable as follows: $500,000.00 cash, of which Buyer agrees to forthwith deposit with Stewart Title Company, Escrow Agent, the sum of $100.00 as Earnest Money, to bind this sale.

     Closing date shall be February 15, 1997 or such earlier date as mutually agreed upon by the parties.

     At least sixty (60) days prior to Closing, Seller shall cause the Title Company to issue and deliver a Commitment for Title Insurance (the "Title Commitment") to Buyer, accompanied by true and legible copies of all recorded instruments creating or evidencing encumbrances against all or part of the Property and committing the Title Company to furnish the Title Policy to Buyer at Closing. The Owner's Title Policy shall be in the amount of the Purchase Price. If any encumbrance or other matters referred to in the Title Commitment are unacceptable to Purchaser in its sole discretion, Purchaser shall give written notice to Seller given on or before thirty (30) days after the date on which Purchaser's attorney receives the Title Commitment, true and legible copies of such instruments, whereupon Seller may, but shall not be obligated to cure the same; provided, however, Seller shall be obligated to satisfy any liens encumbering the Property which have arisen by, through or under Seller or which are created after the effective date of this Agreement. Matters listed on Exhibit "A" shall be deemed permitted exceptions and shall not constitute objections to title. In the event Seller is unable to cure such objectionable matters on or before the thirty (30) days following notice from Buyer, Buyer shall elect to either (a) terminate this Agreement whereupon all Earnest Money (hereinafter defined) shall be refunded to Purchaser and neither party hereto shall have any further rights, duties or obligations one to the other hereunder or (b) waive such uncured objections and proceed to Closing without reduction in the Purchase Price.

     Seller is to furnish Buyer an Owner's Policy of Title Insurance issued by Stewart and Title Company, tax certificates showing no delinquent taxes, (current taxes to be prorated to date of closing) a General Warranty Deed to be recorded at Buyer's expense, conveying good and marketable title subject only to any liens to be created or assumed hereunder and the following:

        1.  Present restrictions, if any, existing against said property,

        2.  Existing Building and Zoning Ordinances, if any,

        3.  Rights of parties in possession,

        4. All oil, gas and minerals reserved by Seller's predecessors in title, and all currently valid oil, gas and mineral leases.

        5.  All visible and apparent easements.
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        6.  Permitted exceptions shown as Exhibit "A".

        7.  Lease Agreement between Seller and THERMAIRE, INC.

     If Owner's Policy of Title Insurance is to be furnished hereunder, the same is to be delivered as and when the sale is closed, which shall be on or before February 15, 1997, unless attorneys for said Title Company discover objections to title, in which case sale is to be closed when objections are removed, provided the objections are removed within a reasonable time, which in no event shall extent beyond 18 months from date hereof.

     Time is of the essence of this contract.

     Upon failure of Buyer to comply herewith, Sellers' sole remedy shall be to retain the earnest money as liquidated damages. If title is found objectionable and is not cleared within the time herein provided, or upon failure of Seller to comply herewith for any other reason, Buyer may demand back the earnest money, thereby releasing Seller from this contract, or Buyer may either enforce specific performance hereof or seek such other relief as may be provided by law.

     Within 60 days from the date hereof, Buyer shall at its own cost and expense have such environmental, structural or other inspections, tests, or studies as it deems necessary in order to assure it that the property and building are suitable for its intended purpose. Provided however, Buyer agrees to indemnify Seller from and against any costs of such inspections or tests. If Buyer determines in its sole discretion that the property or building is not suitable for its intended purposes it may terminate this Contract.

     An environmental study of the property has revealed unacceptable levels of lead on a portion of the property. Seller has agreed to remediate the contamination prior to closing at Seller's expense. After remediation, readings for total lead will be less than 100 ppm (mg/mk) based on test method SW-846/6010. Confirmation test results will be furnished.

     Taxes are to be prorated to date of Closing.

     Seller is to pay for costs of title policy and one-half (1/2) of other Closing costs. Buyer is to pay for cost of survey if desired, costs of all inspections and one-half (1/2) of other Closing costs.

     Seller shall also assign all rights to receive accrued and unpaid rental under the current lease without adjustment to the purchase price.

     EXECUTED in multiple copies this 15th day of August, 1995.

SELLER:                                BUYER:
                                       INDUSTRIAL DATA SYSTEMS, CORP.
/s/ JOE B. HOLLINGSWORTH               /s/    WILLIAM A. COSKEY
    JOE B. HOLLINGSWORTH, TRUSTEE      Name:  WILLIAM A. COSKEY
                                       Title: President
Receipt of check in the amount of $
is hereby acknowledged.
Escrow Agent

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                                 EXHIBIT "A"
                              PERMITTED EXCEPTIONS

1. Ten foot utility easement to Houston Lighting & Power Co. with ten foot by twenty foot aerial easement adjacent thereto as reflected by instrument recorded in Volume 4759, Page 36 Deed Records of Harris County, Texas.

2. Easement for power line running north and south through property as shown by survey dated August 4, 1972 made by Thomas J. Sanders, Registered Public Surveyor, No. 1578.

3. Power line on a portion of the east side and across the north part of above property as shown by survey dated August 4, 1972 made by Thomas J. Sanders, Registered Public Surveyor No. 1578.

4. Mineral lease dated August 16, 1966 recorded in Volume 2004, Page 497 Contract Records from Geo. J. Knigge, et al to Weldon B. Hill and assigned to Pan American Petroleum Corp. by instrument recorded in Volume 2012, Page 429 Contract Records of Harris County, Texas.

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